Exhibit 99.1

Permianville Royalty Trust Announces Monthly Operational Update

HOUSTON, Texas—(BUSINESS WIRE)—March 18, 2021

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced the net profits interest calculation for March 2021. The net profits interest calculation represents reported oil production for the month of December 2020 and reported natural gas production during November 2020. The calculation includes accrued costs incurred in January 2021.

This month, excluding prior net profits interest shortfalls, income from the distributable net profits interest would have been approximately $0.2 million. As a result of the cumulative outstanding net profits shortfall of approximately $1.3 million, however, no distribution will be paid to the Trust’s unitholders of record on March 31, 2021 in April 2021. Distributions to the Trust will resume once the cumulative net profits shortfall, which continues to decrease and now totals approximately $1.0 million, is eliminated.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	55,192	1,780	326,841	10,895	$40.85	$1.96
Prior Month	45,410	1,514	194,932	6,288	$38.27	$1.84

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $2.3 million for the current month on realized wellhead prices of $40.85/Bbl, up $0.6 million from the prior month distribution period.

Recorded natural gas cash receipts from the Underlying Properties totaled $0.6 million for the current month, up $0.2 million from the prior month’s distribution period.

Total accrued operating expenses for the period were $2.2 million, a $0.4 million increase month-over-month from the prior period. Capital expenditures increased $0.3 million from the prior period, as a portion of the non-operating capital expenditures for new wells drilled in the Haynesville and New Mexico Delaware shales were paid in the current month. The operators of these wells expect to begin production in the first half of 2021.

The remaining cumulative shortfall in net profits for the prior months will be deducted from any net profits in next month’s net profits interest calculation. At this time based on current commodity prices, COERT Holdings 1 LLC (the “Sponsor”) anticipates that the Underlying Properties will continue to generate positive net profits to reduce the cumulative shortfall before returning to monthly distributions again.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, expected expenses, including capital expenditures, and expectations regarding the ability of the Underlying Properties to continue to generate positive net profits before returning to monthly distributions. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have declined since the beginning of 2020 in response to the economic effects of the COVID-19 pandemic and the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia, resulting in an oversupply of crude oil and exacerbating the decline in crude oil prices, and could remain low for an extended period of time. Continued low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the effect, impact, potential duration or other implications of the COVID-19 pandemic. In addition, future monthly capital expenditures may exceed the average levels experienced in 2019 and prior periods. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020, and the Trust’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, filed with the SEC on November 6, 2020. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555